SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC 20549

                           FORM 12b-25

                                 Commission File Number 000-20995

                   NOTIFICATION OF LATE FILING

(Check One): [ X ]Form 10-K   [   ]Form 11-K   [   ]Form 20-F
             [   ]Form 10-Q   [   ]Form N-SAR

     For Period Ended:     December 31, 2000
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[  ]Transition Report on Form 10-K [  ]Transition Report on Form 10-Q
[ ]Transition Report on Form 20-F [ ]Transition Report on Form N-SAR [ ]Transition Report on Form 11-K

     For the Transition Period Ended:
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     Nothing in this form shall be construed to imply that the commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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                             PART I
                     REGISTRANT INFORMATION

Full name of registrant    Edge Technology Group, Inc.
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Former name if applicable
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Address of principal executive office (Street and number)

     901 Yamato Road, Suite 175
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City, state and zip code      Boca Raton, Florida 33431
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                             PART II
                     RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                            PART III
                            NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Due to very recent management and accounting staff changes which directly impact the Registrant's ability to accurately complete its filing, the Registrant is not able to timely file its Form 10-KSB for the fiscal year ended 12/31/2000, without unreasonable effort and expense. The Registrant will file its Form 10-KSB within the time period permitted by Rule 12b-25 of the Securities Exchange Act of 1934.

                             PART IV
                        OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification:


      Graham C. Beachum II        214             999-2245
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          (Name)              (Area Code)    (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                [ X ]Yes  [   ]No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                [   ]Yes  [ X ]No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     Edge Technology Group, Inc.
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          (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  April 2, 2001          By: /s/  GRAHAM C. BEACHUM II
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                              Name:  Graham C. Beachum II
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                              Title: President & CEO
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